TMSF Holdings, Inc. Directors Approved to Abandon the REIT Conversion Plan

Los Angeles - May 12, 2006 --TMSF Holdings, Inc. (OTC BB: TMFZ) a residential mortgage lender, today announced that its Board of Directors has unanimously decided to terminate the plan to reorganize its business operations to allow it to qualify and elect to be taxed as a real estate investment trust, or a REIT effective August 3, 2006. The Board determined that because of unfavorable market conditions, the company will not be able to satisfy the conditions precedent to the consummation of the reorganization.

Raymond Eshaghian, CEO and Chairman of TMSF Holdings, Inc. and President of The Mortgage Store Financial, Inc commented: “While we are disappointed that the unfavorable market conditions did not permit our planned reorganization, we will continue to seek opportunities to expand and grow our business and enhance shareholder value.”

Additional Information and Where to Find It

Information contained in this news release is not a substitute for the information statement/prospectus that TMSF and the new company had filed with the Securities and Exchange Commission in connection with the intended reorganization. INVESTORS ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS, ABOUT THE REORGANIZATION. The information statement/prospectus and other documents which were filed by the new company with the Securities and Exchange Commission are available free of charge at the SEC’s website (www.sec.gov) or by directing a request from Mr. Dan Rood - Chief Financial Officer, TMSF HOLDINGS, INC., 707 Wilshire Blvd. Suite 2600, Los Angeles CA 90017, Telephone: (213) 234-2400 email: rood@themortgagestore.net

Information Regarding Forward Looking Statements

Certain statements contained in this news release may be deemed to be forward-looking statements under federal securities laws and TMSF intends that such forward-looking statements be subject to the safe-harbor created thereby TMSF cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the stability of residential property values, (iii) the potential effect of new state or federal laws or regulations, (iv) the effect of increasing competition in TMSF sector, (v) the interest rate environment, (vi) TMSF ability to maintain adequate financing facilities, (vii) the risks identified in TMSF Quarterly Report on Form 10-Q for the six month period ended March 31, 2006 and its other periodic filings with the Securities and Exchange Commission. TMSF assumes no obligation to update the forward-looking statements contained in this news release.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.